EXHIBIT 99.1

NEWS RELEASE

Enbridge Inc. Reports First Quarter 2018 Results

CALGARY, ALBERTA - May 10, 2018 - Enbridge Inc. (Enbridge or the Company) (TSX:ENB) (NYSE:ENB) today reported first quarter 2018 financial results and provided a quarterly business update.

FIRST QUARTER HIGHLIGHTS
(all financial figures are unaudited and in Canadian dollars unless otherwise noted)

•	GAAP earnings were $445 million or $0.26 per common share for the first quarter, including the impact of a number of unusual, non-recurring or non-operating factors

•	Adjusted earnings were $1,375 million or $0.82 per common share for the first quarter of 2018 compared to $0.57 per common share in the first quarter of 2017

•	Adjusted earnings before interest, income tax and depreciation and amortization (EBITDA) was $3,406 million for the first quarter

•
Distributable Cash Flow (DCF) and Cash Provided by Operating Activities were $2,312 million and $3,194 million for the first quarter of 2018, respectively, compared with $1,215 million and $1,776 million for the first quarter of 2017

•	Strong operational performance across all business segments, including record quarterly average throughput on the Liquids Mainline System

•
Executing on $7 billion of new projects to come into service in 2018; $0.8 billion of new projects brought into service since year-end, including the Stampede offshore oil lateral in the Gulf of Mexico and the Wyndwood and High Pine natural gas transmission expansions on the B.C. Pipeline System

•
Line 3 Replacement Project construction well underway in Canada and is completed in Wisconsin; In Minnesota, Administrative Law Judge (ALJ) confirms need for project but recommends alternative route; Minnesota Public Utilities Commission (MPUC) permit decisions expected in the second quarter of 2018

•
Significant progress on 2018 funding plan; Since introducing the plan in December 2017, the Company has raised close to $3.1 billion of hybrid equity and refinanced US$2.3 billion of debt at the operating company level

•
Announced the monetization of $3.2 billion of assets in order to accelerate deleveraging and provide increased financial flexibility while re-focusing the business on low-risk pipeline and utility assets

•	Quarterly dividend increased by 10% effective February 15, 2018, marking the 23rd straight year of dividend increases, averaging a compound annual growth rate of 11% over that period

FINANCIAL RESULTS SUMMARY

Financial results for the three months ended March 31, 2018, are summarized in the table below:

	Three months ended March 31,
	2018	2017
(millions of Canadian dollars, except per share amounts; number of shares in millions)
GAAP Earnings	445	638
GAAP Earnings per common share	0.26	0.54
Cash provided by operating activities	3,194	1,776
Adjusted EBITDA[1]	3,406	2,187
Adjusted Earnings[1]	1,375	675
Adjusted Earnings per common share[1]	0.82	0.57
Distributable Cash Flow[1,2]	2,312	1,215
Weighted average common shares outstanding	1,685	1,177

1 Schedules reconciling adjusted EBITDA, adjusted earnings, adjusted earnings per common share and distributable cash flow are available as an Appendix to this news release.
2 Formerly referred to as Adjusted Cash Flow From Operations (ACFFO). Calculation methodology remains unchanged.

GAAP earnings attributable to common shareholders for the period ended March 31, 2018 decreased by $193 million relative to 2017, as a result of the impact of a number of unusual, non-recurring or non-operating factors, including a write-down of certain U.S. midstream assets held for sale. The period-over-period comparability of GAAP earnings attributable to common shareholders is further impacted by the fact that the first quarter of 2017 results only reflect one full month of the Merger Transaction.

Adjusted earnings in the first quarter of 2018 increased by $700 million or $0.25 per share compared to the same period in 2017. The 2018 increase was primarily driven by strong operating results, including higher contributions from Enbridge's new natural gas, liquids pipelines and utilities assets, stronger crude oil throughput on the Mainline system enabled by capacity optimization initiatives, new projects coming into service in the Liquids Pipelines, Gas Transmission & Midstream and Gas Distribution segments, lower operating and maintenance costs and more favourable realized settlements on foreign exchange hedges.

DCF for the first quarter was $2,312 million, an increase of $1,097 million over the comparable prior period in 2017, driven largely by the same factors noted above.

Detailed segmented financial information and analysis can be found in the Adjusted EBITDA by Segments section below.

CEO COMMENT

“We’re very pleased with the significant progress that we’ve made in the first quarter of the year towards achieving our 2018 strategic priorities", commented Al Monaco, President and Chief Executive Officer of Enbridge. “Our earnings and cash flows have grown significantly year over year, we’ve raised over $3 billion of hybrid securities and have now announced over $3 billion of asset sales, all consistent with our strategy to focus on a low-risk pipeline and utility business model and to accelerate funding of our secured capital program.

"Our strong financial results for the first quarter of 2018 clearly demonstrate the quality of the assets, predictability of cash flows and the accretive nature of the Spectra Energy merger that we completed last year. Adjusted earnings per share is up over 40% this quarter relative to the first quarter of last year. We're now benefiting from the significant financial synergies that we have captured to date from the deal and other efficiency efforts, and, as expected, we are seeing reliable and growing cash flow and earnings from the $12 billion in new capital projects that we brought into service through 2017.

"Operationally and financially, all of our major business segments performed well this quarter, with the Liquids Pipelines Mainline System delivering its highest ever quarterly volume. The Gas Transmission business again provided solid results through a colder winter across the US and our gas utilities delivered cash flow growth on the strength of new assets coming into service. We also saw a nice uptick in Green Power and Energy Services. The strong performance in the first quarter gives us confidence, four months into the year, that our financial results for 2018 should end up within the full year guidance range that we provided last November.

"We also continued to advance the execution of our $22 billion inventory of secured capital growth projects, bringing almost $1 billion of projects into service this quarter, substantially on time and on budget. Although we’re pleased with the report from the ALJ who concluded that there was clear need for our Line 3 Replacement project in Minnesota, we disagree with the ALJ’s recommendation of an in-trench replacement along the existing route. Enbridge's route would have less environmental impact, is safer to execute, respects Tribal sovereignty, and would have minimal disruption to local crude oil supply and downstream refinery operations, which would otherwise negatively impact gasoline prices. We've publicly filed these and other exceptions to the ALJ's recommendation and will vigorously advocate for our route heading into the MPUC vote on the project’s Certificate of Need and Route Permit which is scheduled for later in June."

Mr. Monaco continued, “On the financing front, we’ve made good progress on our commitment to accelerate deleveraging in 2018 while we continue to build out our secured growth program. We're well ahead of schedule, having already raised close to 75% of our targeted hybrid equity funding for the year by the end of April. This progress de-risks the execution of the financing plan while locking in equity-equivalent capital at attractive rates.

“The $3.2 billion of asset monetizations will give us more financial flexibility and move us closer to the pure pipeline and utility-like business model that we laid out in our strategic plan. Given the strong interest we’ve received in certain other non-core assets, we’re looking closely at further asset sales this year to provide additional financing flexibility if the valuations are attractive.

“In summary, we’re making good progress towards delivering on the priorities that we set out when we announced our strategic plan in December last year. We’re on track to deliver full year financial results within the guidance range, and we’re well ahead of the game with respect to funding initiatives for 2018. We believe that we have the right strategic plan in place to position the Company for success and surface the significant value from what we believe are the premium energy infrastructure assets in North America, and we remain keenly focused on executing that plan over the remainder of the year.”

PROJECT EXECUTION UPDATE

Enbridge continues to make good progress executing its secured growth capital program. The individual projects that make up the secured program are all supported by long-term take-or-pay contracts, cost-of-service frameworks or similar low-risk commercial arrangements and are diversified across a wide range of business platforms and regulatory jurisdictions.

In the first quarter of 2018, the Company brought $0.8 billion of commercially secured projects into service, substantially on time and on budget. This included the US$0.2 billion Stampede Offshore oil lateral in the Gulf of Mexico that extends the Company's offshore footprint in the Green Canyon corridor and the $0.4 billion High Pine and the $0.2 billion Wyndwood pipeline expansions, to enhance the natural gas transmission capacity on the T-North section of the B.C. pipeline system.

In total, $7 billion of projects are expected to come into service this year, including three of significant size. The $0.8 billion Rampion Offshore wind power generation facility in the UK is substantially complete and will begin delivering full power to the grid in the second quarter. The US$1.3 billion Nexus natural gas pipeline that will transport gas from the Marcellus and Utica basins to the upper Midwest and Canadian markets is progressing well with construction under way in Ohio and remains on track for completion late in the third quarter. Finally, the US$1.6 billion Valley Crossing project which will supply 2.6 Bcf of gas into the Mexican market has substantially completed its onshore pipeline installation and continues to advance the offshore portion for a fourth quarter 2018 in-service date.

LINE 3 REPLACEMENT UPDATE

The $9 billion Line 3 Replacement project is a critical integrity replacement project that will enhance the safety and reliability of the Enbridge liquids Mainline System and provide incremental export capacity to Western Canadian producers and increased security of supply for key refining markets along the Mainline system as well as to markets further downstream.

The project continues to progress well on several fronts. In Canada, the first phase of pipeline construction is now complete, with approximately 40% of the pipe now laid. In the U.S., the pipeline replacement work in Wisconsin is complete and that segment of the line is expected to be commissioned in May.

In Minnesota, on April 23rd an Administrative Law Judge issued Findings of Fact, Conclusions of Law and Recommendation to the MPUC in connection with the Company's applications for a Certificate and Route Permit. The ALJ recommended that the MPUC grant the Company's application for a Certificate of Need, but only if the MPUC also selects a route that would require in-trench replacement of the existing Line 3, which is not the Company's preferred route. The ALJ's recommendation is not binding on the MPUC.

The Company continues to believe that its preferred route remains the best solution for Minnesota and intends to continue its effort to secure approval of its preferred route by the

MPUC. On May 9, 2018 Enbridge filed its exceptions to the ALJ Report with the MPUC, setting out its proposed revisions to the ALJ’s summary of the evidentiary record, as well as Enbridge's points of disagreement with the conclusions on route recommendation. The MPUC is expected to issue a ruling on the Certificate of Need and Route Permit dockets at the end of the second quarter of 2018. Management continues to anticipate an in-service date for the project in the second half of 2019.

ACTIONS BY THE FERC

On March 15, 2018, the Federal Energy Regulatory Commission (FERC) revised a long standing policy announcing that it would no longer permit entities organized as Master Limited Partnerships (MLP) to recover an income tax allowance for interstate pipeline assets with cost of service rates. The announcement of the Revised Policy Statement was accompanied by: (i)  a Notice of Proposed Rulemaking proposing interstate natural gas pipelines file a one-time report to quantify the impact of the federal income tax rate reduction and the impact of the revised Policy Statement on each pipeline; and (ii) a Notice of Inquiry seeking comment on how FERC should address changes related to accumulated deferred income taxes (ADIT) and bonus depreciation.

Enbridge holds U.S. liquids and natural gas pipelines through a number of different ownership structures including MLPs. Many MLPs, including Spectra Energy Partners LP (SEP) and Enbridge Energy Partners, L.P. (EEP) both of which Enbridge sponsors and retains an equity interest in, have responded to the FERC announcement regarding tax allowance, both directly and through industry associations, objecting to the change in FERC policy and requesting a re-hearing. On April 27, 2018, the FERC issued a tolling order for the purpose of affording it additional time for consideration of matters raised on rehearing.

While there will likely be varying impacts to each of the sponsored vehicles, on a consolidated basis, we do not expect a material impact to previously disclosed financial guidance over the 2018 to 2020 horizon. Under the International Joint Toll mechanism on the Mainline System, any reductions in the EEP tariff would create an offsetting revenue increase on the Canadian Mainline system owned by the Fund Group. In addition, the impact to distributable cash flow at SEP is not expected to be material to Enbridge on a consolidated basis.

STRATEGIC & FINANCIAL UPDATE

In late November of 2017, Enbridge released the details of its updated strategic plan and outlook. The plan sets out the Company’s broader intention to focus on a pure regulated pipeline and utility business model over time, emphasizing low risk and strong growth in three core businesses: liquids pipelines and terminals, natural gas transmission and storage and natural gas utilities. It also set out a clear plan with respect to how it will finance its current secured growth capital program through 2020 while strengthening its balance sheet. The financing plan is designed to accelerate deleveraging and provide financial flexibility to ensure maintenance of strong, investment grade credit metrics. It targets a reduction in the Company’s consolidated Debt to EBITDA metric to 5.0x by the end of 2018, and below that level going forward. The deleveraging would be accomplished through, among other things, the issuance of $4 billion of hybrid instruments as well as the disposition of $3 billion of non-core assets in 2018.

Four months into 2018, the Company has made significant progress on its plan. Since December 2017, Enbridge has issued close to $3.1 billion of hybrid instruments (approximately 75% of its planned target) in institutional and retail markets in Canada and the US, the proceeds of which have been used to pay down senior debt. Demand for these instruments continues to be strong and Management believes that the remainder of hybrid security issuance planned for 2018 can readily be executed in North American and/or Global markets.

The Company continues to have strong access to debt capital markets, completing successful offerings for the Texas Eastern Pipeline Company and Sabal Trail Transmission totaling US$2.3 billion, the proceeds of which were primarily used to repay debt at Spectra Energy Partners.

Subsequent to the end of the quarter, Enbridge also announced over $3 billion of non-core asset monetizations. The Company has entered into a definitive agreement with ArcLight Capital Partners to sell Midcoast Operating, L.P. and its subsidiaries, which conducts the Company’s U.S. natural gas and natural gas liquids gathering, processing, transportation and marketing businesses, serving established basins in Texas, Oklahoma and Louisiana, for a cash purchase price of US$1.12 billion (approximately C$1.4 billion), subject to customary closing adjustments. The transaction is expected to close in the third quarter of 2018, subject to receipt of customary regulatory approvals and satisfaction of other customary closing conditions. This transaction supports the Company’s strategy to focus on a lower risk pipeline and utility business model.

Separately, Enbridge also announced that it had entered into an agreement with the Canadian Pension Plan Investment Board (CPPIB) whereby CPPIB will acquire a 49% interest in all of Enbridge’s Canadian renewable energy generation assets, 49% of two large US renewable assets and 49% of the Company’s interest in the Hohe See wind farm and its subsequent expansion, both currently in construction in Germany. Initial proceeds from the transaction are $1.75 billion. In addition, CPPIB will fund their pro-rata share of the remaining capital on the Hohe See project, which will reduce Enbridge’s future funding requirement by roughly $500 million. Enbridge also announced a further joint venture with CPPIB to co-invest in any future European offshore renewable projects. This partnership will provide a reliable source of alternative capital for the future development of this platform.

Given this strong funding plan progress in early 2018, the Company continues to believe that the balance of any equity required to fund the Company's consolidated secured growth program through 2020 can be readily met through a combination of additional hybrid equity, asset monetizations or issuances of common shares under the Company’s DRIP program.

FIRST QUARTER 2018 FINANCIAL RESULTS

The following table includes the Company's GAAP reported results for segment EBITDA, earnings attributable to common shareholders, and cash provided by operating activities for the first quarter 2018.
GAAP EBITDA AND CASH FLOW FROM OPERATIONS

	Three months ended March 31,
	2018	2017
(millions of Canadian dollars)
Liquids Pipelines	1,156	1,480
Gas Transmission and Midstream	126	475
Gas Distribution	636	387
Green Power and Transmission	109	101
Energy Services	169	156
Eliminations and Other	(279)	(298)
Earnings before interest, income taxes, depreciation and amortization	1,917	2,301

Earnings	445	638

Cash provided by operating activities	3,194	1,776

For purposes of evaluating performance, the Company makes adjustments for unusual, non-recurring or non-operating factors to GAAP reported earnings, segment EBITDA, and cash flow provided by operating activities, as it allows Management and investors to more accurately compare the Company’s performance across periods and the factors being adjusted for are not indicative of the underlying performance and cash flows of the business. These tables follow below. Schedules reconciling adjusted EBITDA, adjusted EBITDA by segment, adjusted earnings, adjusted earnings per common share and distributable cash flow to their closest GAAP equivalent are available as an Appendix to this news release.

DISTRIBUTABLE CASH FLOW

	Three months ended March 31,
	2018	2017
(unaudited, millions of Canadian dollars, except per share amounts)
Liquids Pipelines	1,627	1,325
Gas Transmission and Midstream	1,046	472
Gas Distribution	646	381
Green Power and Transmission	139	101
Energy Services	22	(4)
Eliminations and Other	(74)	(88)
Adjusted EBITDA[1]	3,406	2,187
Maintenance Capital	(165)	(182)
Interest expense[1]	(652)	(479)
Current income tax[1]	(75)	(41)
Distributions to noncontrolling interests and redeemable noncontrolling interests	(293)	(245)
Cash distributions in excess of equity earnings[1]	63	(2)
Preference share dividends	(87)	(83)
Other receipts of cash not recognized in revenue[2]	76	47
Other non-cash adjustments	39	13
Distributable cash flow	2,312	1,215
Weighted average common shares outstanding	1,685	1,177

1	Presented net of adjusting items.

2	Consists of cash received net of revenue recognized for contracts under make-up rights, contribution in aid of construction and similar deferred revenue arrangements.

Distributable Cash Flow (DCF) increased by $1,097 million for the first quarter 2018, compared to the same period in 2017. Period-over-period comparability is difficult as the majority of items included in the build-up to DCF reflect only a partial quarter impact in 2017 from the merger with Spectra Energy (the Merger Transaction) as the Merger Transaction closed on February 27, 2017. Other notable period-over-period variance drivers were:

•
Growth in adjusted EBITDA primarily as a result of strong business performance and incremental contribution from new projects placed into service across many business segments throughout 2017. For further detail on business performance refer to Adjusted EBITDA by Segments.

•	Lower maintenance capital due to a shift in timing of maintenance requirements to later in 2018. The full year maintenance capital spending forecast remains unchanged.

•
Lower distributions to noncontrolling interests due to a distribution reduction at EEP in April 2017, partially offset by incremental public ownership in the Fund Group through ENF and an increase in the Fund unit distribution in January 2018.

•	Higher distributions from equity investments as a result of new equity investments placed into service throughout 2017.

•	An increase in other receipts of cash not recognized in revenue as a result of new assets placed into service.

•
Partially offsetting the DCF increase was higher financing costs resulting from a full quarter of interest expense on debt assumed in connection with the Merger Transaction and incremental debt, preferred shares and hybrid securities issued to fund the Company's growth program.

ADJUSTED EARNINGS	Three months ended March 31,
	2018	2017
(unaudited, millions of Canadian dollars, except per share amounts)
Adjusted EBITDA	3,406	2,187
Depreciation and amortization expense	(824)	(672)
Interest expense	(622)	(465)
Income taxes	(256)	(144)
Noncontrolling interests and redeemable noncontrolling interests	(240)	(148)
Preference share dividends	(89)	(83)
Adjusted earnings	1,375	675
Adjusted earnings per common share	0.82	0.57

Adjusted earnings increased by $700 million for the first quarter of 2018, compared to the same period in 2017. Growth in Adjusted Earnings was driven by the same business performance and factors and timing of the Merger Transaction as discussed in Distributable Cash Flow above. Other notable period-over-period drivers were:

•	Higher Depreciation and amortization expense as a result of new assets placed into service throughout 2017.

•	Higher income tax expense due to higher earnings before tax

•
Higher earnings attributable to redeemable noncontrolling interest reflecting stronger performance from the underlying businesses owned through Sponsored Vehicles and higher public unitholder ownership in the Fund Group following the Enbridge Income Fund Holdings common equity issuances in 2017.

Adjusted earnings per share reflects the factors noted above as well as the impact of approximately 691 million of common shares issued in connection with the share exchange executed on closing of the Merger Transaction in February 2017 and a follow on offering of approximately 33 million of the Company's common shares in December 2017.

ADJUSTED EBITDA BY SEGMENTS

The following adjusted EBITDA by segment is reported on a Canadian dollar basis. Adjusted EBITDA generated from US dollar denominated businesses were translated at stronger average Canadian dollar exchange rates in the first of quarter 2018 (C$1.26/$US) when compared to the corresponding 2017 period (C$1.32/$US), negatively impacting results. A portion of the US dollar earnings are hedged under the Company's enterprise-wide financial risk management program. The offsetting hedge settlements are reported within Eliminations and Other.

LIQUIDS PIPELINES

	Three months ended March 31,
	2018	2017
(millions of Canadian dollars)
Canadian Mainline	481	315
Lakehead System	461	513
Regional Oil Sands System	222	131
Gulf Coast and Mid-Continent	178	152
Other[1]	285	214
Adjusted EBITDA[2]	1,627	1,325

Operating Data (average deliveries – thousands of bpd)
Canadian Mainline[3]	2,625	2,593
Lakehead System[4]	2,766	2,748
Regional Oil Sands System[5]	1,629	1,318
International Joint Tariff	$4.07	$4.05
Lakehead System Local Toll	$2.43	$2.58
Canadian Mainline IJT Residual Toll	$1.64	$1.47
Canadian Mainline Apportionment[6]	44%	37%
Canadian Mainline Effective FX Rate	$1.25	$1.04

1	Included within Other are Southern Lights Pipeline, Express-Platte System, Bakken System and Feeder Pipelines & Other
2 Schedules reconciling adjusted EBITDA are available as an Appendix to this news release.

3	Canadian Mainline throughput volume represents mainline system deliveries ex-Gretna, Manitoba which is made up of United States and eastern Canada deliveries originating from western Canada

4	Lakehead System throughput volume represents mainline system deliveries to the United States mid-west and eastern Canada

5	Volumes are for the Athabasca mainline, Athabasca Twin, Waupisoo Pipeline and Woodland Pipeline and exclude laterals on the Regional Oil Sands System
6 Heavy apportionment on Canadian Mainline

Liquids Pipelines adjusted EBITDA increased by $302 million for the first quarter of 2018 when compared to the same period in 2017. The key period-over-period performance drivers were:

•
Higher contribution from the Canadian Mainline due to the combination of higher throughput, in part facilitated by capacity optimization initiatives implemented in 2017, a higher Canadian Mainline IJT residual toll, higher toll surcharges for the recovery of costs related to certain expansion projects, as well as a higher average rate on foreign exchange hedges used to convert United States dollar denominated Canadian Mainline revenues. Adjusted EBITDA generated by the Canadian Mainline for the balance of the year will reflect the positive effect of an increase in the Canadian Mainline IJT Residual Benchmark Toll from US$1.64 to US$1.89 effective April 1, 2018, as well as a higher average foreign exchange hedge rate when compared to 2017.

•
Decreased earnings on the Lakehead System which are primarily a result of a lower Lakehead System Local Toll partially offset by higher throughput. Effective April 1, 2018, the Lakehead System Local Toll has decreased from US$2.43 to US$2.18, reflecting the annual cost of service calculation update which, among other things, takes into account the effect of the reduced corporate tax rates announced in December 2017.

•
Growth in Regional Oil Sands which was driven by contributions from new projects placed into service in 2017, in particular the Wood Buffalo Extension Pipeline, Athabasca Pipeline Twin and the Norlite diluent pipeline.

•
Higher contributions from Gulf Coast and Mid-Continent which reflected an increase in the level of committed take-or-pay contracted volumes on Flanagan South and higher spot shipments on both the Flanagan South and Seaway pipelines as a result of strong demand in the US Gulf Coast for crude from the mid continent region. These positive factors offset the impact of take-or-pay contract relief granted due to upstream apportionment.

•
Growth in Other due to the inclusion of a full quarter of contributions from the Express-Platte System acquired in the Merger Transaction and contributions from the Company's acquisition of a minority interest in the Bakken Pipeline System in May 2017.

GAS TRANSMISSION AND MIDSTREAM

	Three months ended March 31,
	2018	2017
(millions of Canadian dollars)
US Gas Transmission	650	255
Canadian Gas Transmission & Midstream	218	88
Alliance Pipeline	63	57
US Midstream	82	42
Other	33	30
Adjusted EBITDA[1]	1,046	472
1 Schedules reconciling adjusted EBITDA are available as an Appendix to this news release.

•
Gas Transmission and Midstream adjusted EBITDA increased by $574 million for the first quarter of 2018 when compared to the same period in 2017. The majority of the lines of business reflect a full quarter of contributions in 2018 from assets acquired in the Merger Transaction compared to the 2017 period which only reflects a partial quarter contribution. Additional key period-over-period performance drivers were:

•
US Gas Transmission adjusted EBITDA reflected new capital projects placed into service on the Algonquin Gas Transmission and Texas Eastern Transmission systems, as well as contributions from the new Sabal Trail pipeline.

•	Canadian Gas Transmission & Midstream results reflected new assets placed into service and lower operating and administrative costs.

•	Alliance Pipeline results increased due to favorable seasonal firm and interruptible revenues that results from wider basis differentials.

•	US Midstream results were up as a result of the inclusion of a full quarter of earnings from DCP Midstream and operating cost efficiencies.

GAS DISTRIBUTION

	Three months ended March 31,
	2018	2017
(millions of Canadian dollars)
Enbridge Gas Distribution Inc. (EGD)	296	221
Union Gas Limited (Union Gas)	277	87
Other Gas Distribution and Storage	73	73
Adjusted EBITDA[1]	646	381

Operating Data
Enbridge Gas Distribution
Volumes (billions of cubic feet)	187	171
Number of active customers (thousands)[3]	2,197	2,168
Heating degree days[4]
Actual	1,825	1,686
Forecast based on normal weather	1,832	1,875
Union Gas[2]
Volumes (billions of cubic feet)	482	149
Number of active customers (thousands)[3]	1,480	1,461
Heating degree days[4,2]
Actual	1,986	601
Forecast based on normal weather	2,003	576
1 Schedules reconciling adjusted EBITDA are available as an Appendix to this news release.

2	Reflects operating data post-Spectra Merger.

3	Number of active customers is the number of EGD and Union Gas customers at the end of the period.

4
Heating degree days is a measure of coldness that is indicative of volumetric requirements for natural gas utilized for heating purposes in EGD’s and Union Gas’s franchise area. It is calculated by accumulating, for the fiscal period, the total number of degrees each day by which the daily mean temperature falls below 18 degrees Celsius.

Gas Distribution adjusted EBITDA will typically follow a seasonal profile. It is generally highest in the first and fourth quarters of the year reflecting greater volumetric usage during the heating season. The magnitude of the seasonal EBITDA profile will vary from year-to-year reflecting the impact of colder or warmer than normal weather on distribution volumes in a given quarter.

Gas Distribution adjusted EBITDA increased by $265 million for the first quarter 2018 when compared to the same period in 2017. The key period-over-period performance drivers were:

•
Higher EBITDA contribution from EGD in the first quarter of 2018 was primarily due to colder weather compared with the corresponding 2017 period. Also driving higher adjusted EBITDA was higher distribution charges reflecting growth in rate base and lower operating and administrative costs.

•
Union Gas’ first quarter 2018 adjusted EBITDA reflected a full quarter of contribution compared with a partial contribution in the first quarter of 2017. Union Gas’ adjusted EBITDA also reflected EBITDA contributions from expansion projects placed into service in the fourth quarter of 2017.

•
Both EGD and Union Gas experienced slightly warmer weather in the first quarter of 2018 when compared the normal weather forecast embedded in rates, negatively impacting EBITDA by approximately $5 million.

GREEN POWER AND TRANSMISSION

	Three months ended March 31,
	2018	2017
(millions of Canadian dollars)
Adjusted EBITDA[1]	139	101
1 Schedules reconciling adjusted EBITDA are available as an Appendix to this news release.

Green Power & Transmission adjusted EBITDA increased by $38 million for the first quarter 2018 when compared to the same period in 2017. The key period-over-period performance drivers were:

•	Stronger wind resources across the Company’s North American portfolio and incremental contributions from the Chapman Ranch Wind Project which was placed into service in late 2017.

•	Modest initial EBITDA contributions from the Rampion Offshore wind project, which is expected to be fully operational in the second quarter.

•	A positive arbitration settlement of $11 million from a warrantee claim.

ENERGY SERVICES

	Three months ended March 31,
	2018	2017
(millions of Canadian dollars)
Adjusted earnings/(loss) before interest, income taxes, depreciation and amortization[1]	22	(4)
1 Schedules reconciling adjusted EBITDA are available as an Appendix to this news release.

Energy Services adjusted EBITDA increased by $26 million for the first quarter 2018 when compared to the same period in 2017. The key period-over-period performance drivers were:

•	The natural gas business benefited from increased asset positions which allowed for optimization of wider basis differentials.

•	The crude oil business benefited from widening of location and quality differentials which provided greater opportunity to generate profitable margins.

ELIMINATIONS AND OTHER

	Three months ended March 31,
	2018	2017
(millions of Canadian dollars)
Operating and administrative	(32)	(16)
Realized foreign exchange hedge settlements	(42)	(72)
Adjusted loss before interest, income taxes, depreciation and amortization[1]	(74)	(88)
1 Schedules reconciling adjusted EBITDA are available as an Appendix to this news release.

Eliminations and Other adjusted loss before interest, income taxes, depreciation and amortization decreased by $14 million for the first quarter 2018, when compared to the same period in 2017. The key period-over-period performance drivers were as follows:

•	Reduced hedge settlement losses due to a stronger Canadian dollar and more favourable hedge rates.

•	Partially offset by higher unrecovered operating and administrative costs reflecting a full quarter of centralized service costs post-integration, net of synergies.

CONFERENCE CALL

Enbridge will host a joint conference call and webcast on May 10, 2018 at 9:00 a.m. Eastern Time (7:00 a.m. Mountain Time) with Enbridge Income Fund Holdings Inc., Enbridge Energy Partners, L.P. and Spectra Energy Partners, LP to provide an enterprise wide business update and review 2018 first quarter financial results. Analysts, members of the media and other interested parties can access the call toll free at (877) 930-8043 or within and outside North America at (253) 336-7522 using the access code of 4849907#. The call will be audio webcast live at https://edge.media-server.com/m6/p/6pm7mqpf. A webcast replay and podcast will be available approximately two hours after the conclusion of the event and a transcript will be posted to the website within 24 hours. The replay will be available for seven days after the call toll-free (855) 859-2056 or within and outside North America at (404) 537-3406 (access code 4849907#).

The conference call format will include prepared remarks from the executive team followed by a question and answer session for the analyst and investor community only. Enbridge’s media and investor relations teams will be available after the call for any additional questions.

FORWARD-LOOKING INFORMATION
Forward-looking information, or forward-looking statements, have been included in this news release to provide information about the Company and its subsidiaries and affiliates, including management’s assessment of Enbridge and its subsidiaries’ future plans and operations. This information may not be appropriate for other purposes. Forward-looking statements are typically identified by words such as ‘‘anticipate’’, ‘‘expect’’, ‘‘project’’, ‘‘estimate’’, ‘‘forecast’’, ‘‘plan’’, ‘‘intend’’, ‘‘target’’, ‘‘believe’’, “likely” and similar words suggesting future outcomes or statements regarding an outlook. Forward-looking information or statements included or incorporated by reference in this document include, but are not limited to, statements with respect to the following: expected EBITDA or expected adjusted EBITDA; expected earnings/(loss) or adjusted earnings/(loss); expected earnings/(loss) or adjusted earnings/(loss) per share; expected DCF or DCF per share; expected future cash flows; expected performance of the Company’s businesses; financial strength and flexibility; expectations on sources of liquidity and sufficiency of financial resources; expected credit metrics and debt to EBITDA levels; expected costs related to announced projects and projects under construction; expected in-service dates for announced projects and projects under construction; expected capital expenditures; expected impact on cash flows of the Company’s commercially secured growth program; expected future growth and expansion opportunities; expectations about the Company’s joint venture partners’ ability to complete and finance projects under construction; expected closing of acquisitions and dispositions; estimated future dividends; expected outcome of the Minnesota Public Utilities Commission review of the Line 3 Replacement Project; expected future actions of regulators; expectations regarding commodity prices; supply forecasts; expectations regarding the impact of the Merger Transaction including the combined Company’s scale, financial flexibility, growth program, future business prospects and performance and streamlining opportunities; expected impact of U.S. Tax Reform; dividend payout policy; and dividend growth and dividend payout expectation.

Although Enbridge believes these forward-looking statements are reasonable based on the information available on the date such statements are made and processes used to prepare the information, such statements are not guarantees of future performance and readers are cautioned against placing undue reliance on forward-looking statements. By their nature, these statements involve a variety of assumptions, known and unknown risks and uncertainties and other factors, which may cause actual results, levels of activity and achievements to differ materially from those expressed or implied by such statements. Material assumptions include assumptions about the following: the expected supply of and demand for crude oil, natural gas, natural gas liquids (NGL) and renewable energy; prices of crude oil, natural gas, NGL and renewable energy; exchange rates; inflation; interest rates; availability and price of labour and construction materials; operational reliability; customer and regulatory approvals; maintenance of support and regulatory approvals for the Company’s projects; anticipated in-service dates; weather; the realization of anticipated benefits and synergies of the Merger Transaction; governmental legislation; acquisitions and the timing thereof; the success of integration plans; impact of capital project execution on the Company’s future cash flows; credit ratings; capital project funding; expected EBITDA or expected adjusted EBITDA; expected earnings/(loss) or adjusted earnings/(loss); expected earnings/(loss) or adjusted earnings/(loss) per share; expected future cash flows and expected future DCF and DCF per share; and estimated future dividends. Assumptions regarding the expected supply of and demand for crude oil, natural gas, NGL and renewable energy, and the prices of these commodities, are material to and underlie all forward-looking statements, as they may impact current and future levels of demand for the Company’s services. Similarly, exchange rates, inflation and interest rates impact the economies and business environments in which the Company operates and may impact levels of demand for the Company’s services and cost of inputs, and are therefore inherent in all forward-looking statements. Due to the interdependencies and correlation of these macroeconomic factors, the impact of any one assumption on a forward-looking statement cannot be determined with certainty, particularly with respect to the impact of the Merger Transaction on the Company, expected EBITDA, adjusted EBITDA, earnings/(loss), adjusted earnings/(loss) and associated per share amounts, or estimated future dividends. The most relevant assumptions associated with forward-looking statements on announced projects and projects under construction, including estimated completion dates and expected capital expenditures, include the following: the availability and price of labour and construction materials; the effects of inflation and foreign exchange rates on labour and material costs; the effects of interest rates on borrowing costs; the impact of weather and customer, government and regulatory approvals on construction and in-service schedules and cost recovery regimes.

Enbridge’s forward-looking statements are subject to risks and uncertainties pertaining to the impact of the Merger Transaction, operating performance, regulatory parameters, dividend policy, project approval and support, renewals of rights of way, weather, economic and competitive conditions, public opinion, changes in tax laws and tax rates, changes in trade agreements, exchange rates, interest rates, commodity prices, political decisions and supply of and demand for commodities, including but not limited to those risks and uncertainties discussed in this news release and in the Company’s other filings with Canadian and United States securities regulators. The impact of any one risk, uncertainty or factor on a particular forward-looking statement is not determinable with certainty as these are interdependent and Enbridge’s future course of action depends on management’s assessment of all information available at the relevant time. Except to the extent required by applicable law, Enbridge assumes no obligation to publicly update or revise any forward-looking statements made in this news release or otherwise, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements, whether written or oral, attributable to Enbridge or persons acting on the Company’s behalf, are expressly qualified in their entirety by these cautionary statements.

ABOUT ENBRIDGE INC.
Enbridge Inc. is North America’s premier energy infrastructure company with strategic business platforms that include an extensive network of crude oil, liquids and natural gas pipelines, regulated natural gas distribution utilities and renewable power generation. The Company safely delivers an average of 2.8 million barrels of crude oil each day through its Mainline and Express Pipeline; accounts for approximately 65% of U.S.-bound Canadian crude oil exports; and moves approximately 20% of all natural gas consumed in the U.S., serving key supply basins and demand markets. The Company’s regulated utilities serve approximately 3.7 million retail customers in Ontario, Quebec and New Brunswick. Enbridge also has interests in more than 2,500 MW of net renewable generating capacity in North America and Europe. The Company has ranked on the Global 100 Most Sustainable Corporations index for the past eight years; its common shares trade on the Toronto and New York stock exchanges under the symbol ENB.

Life takes energy and Enbridge exists to fuel people’s quality of life. For more information, visit www.enbridge.com.

None of the information contained in, or connected to, Enbridge’s website is incorporated in or otherwise part of this news release.

FOR FURTHER INFORMATION PLEASE CONTACT:
Enbridge Inc. – Media	Enbridge Inc. – Investment Community
Suzanne Wilton	Jonathan Gould
(403) 231-7385 or Toll Free: (888) 992-0997	(403) 231-3916 or Toll Free: (800) 481-2804
Email: suzanne.wilton@enbridge.com	Email: jonathan.gould@enbridge.com

DIVIDEND DECLARATION

Our Board of Directors has declared the following quarterly dividends. All dividends are payable on June 1, 2018, to shareholders of record on May 15, 2018.

Common Shares	0.67100
Preference Shares, Series A	0.34375
Preference Shares, Series B	0.21340
Preference Shares, Series C1	0.22685
Preference Shares, Series D2	0.27875
Preference Shares, Series F	0.25000
Preference Shares, Series H	0.25000
Preference Shares, Series J	US$0.30540
Preference Shares, Series L	US$0.30993
Preference Shares, Series N	0.25000
Preference Shares, Series P	0.25000
Preference Shares, Series R	0.25000
Preference Shares, Series 1	US$0.25000
Preference Shares, Series 3	0.25000
Preference Shares, Series 5	US$0.27500
Preference Shares, Series 7	0.27500
Preference Shares, Series 9	0.27500
Preference Shares, Series 11	0.27500
Preference Shares, Series 13	0.27500
Preference Shares, Series 15	0.27500
Preference Shares, Series 17	0.32188
Preference Shares, Series 19[3]	0.30625

1	The quarterly dividend amounts of Series C was increased to $0.22685 from $0.20342 on March 1, 2018, due to reset on a quarterly basis.

2	The quarterly dividend amounts of Series D was increased to $0.27875 from $0.25000 on March 1, 2018, due to reset of the annual dividend on March 1, 2018, and every five years thereafter.

3	The Series 19 increase from $0.26850 to the regular quarterly dividend of $0.30625 will take effect on June 1, 2018.

NON-GAAP RECONCILATIONS APPENDICES

This news release contains references to adjusted EBITDA, adjusted earnings, adjusted earnings per common share, and DCF. Management believes the presentation of adjusted EBITDA, adjusted earnings, adjusted earnings per common share and DCF gives useful information to investors and shareholders as they provide increased transparency and insight into the performance of the Company.

Adjusted EBITDA represents EBITDA adjusted for unusual, non-recurring or non-operating factors on both a consolidated and segmented basis. Management uses adjusted EBITDA to set targets and to assess the performance of the Company.

Adjusted earnings represent earnings attributable to common shareholders adjusted for unusual, non-recurring or non-operating factors included in adjusted EBITDA, as well as adjustments for unusual, non-recurring or non-operating factors in respect of depreciation and amortization expense, interest expense, income taxes, noncontrolling interests and redeemable noncontrolling interests on a consolidated basis. Management uses adjusted earnings as another reflection of the Company’s ability to generate earnings.

DCF is defined as cash flow provided by operating activities before changes in operating assets and liabilities (including changes in environmental liabilities) less distributions to noncontrolling interests and redeemable noncontrolling interests, preference share dividends and maintenance capital expenditures, and further adjusted for unusual, non-recurring or non-operating factors. Management also uses DCF to assess the performance of the Company and to set its dividend payout target.

Reconciliations of forward looking non-GAAP financial measures to comparable GAAP measures are not available due to the challenges and impracticability with estimating some of the items, particularly with estimates for certain contingent liabilities, and estimating non-cash unrealized derivative fair value losses and gains and ineffectiveness on hedges which are subject to market variability and therefore a reconciliation is not available without unreasonable effort.

Our non-GAAP measures described above are not measures that have standardized meaning prescribed by generally accepted accounting principles in the United States of America (U.S. GAAP) and are not U.S. GAAP measures. Therefore, these measures may not be comparable with similar measures presented by other issuers.

The tables below provide a reconciliation of the non-GAAP measures to comparable GAAP measures.

APPENDIX A
NON- GAAP RECONCILATIONS: ADJUSTED EBITDA AND ADJUSTED EARNINGS
CONSOLIDATED EARNINGS

	Three months ended March 31,
	2018	2017
(millions of Canadian dollars)
Liquids Pipelines	1,156	1,480
Gas Transmission and Midstream	126	475
Gas Distribution	636	387
Green Power and Transmission	109	101
Energy Services	169	156
Eliminations and Other	(279)	(298)
Earnings before interest, income taxes, depreciation and amortization	1,917	2,301
Depreciation and amortization	(824)	(672)
Interest expense	(656)	(486)
Income taxes	73	(198)
Earnings attributable to noncontrolling interests and redeemable noncontrolling interests	24	(224)
Preference share dividends	(89)	(83)
Earnings attributable to common shareholders	445	638

ADJUSTED EBITDA TO ADJUSTED EARNINGS

	Three months ended March 31,
	2018	2017
(millions of Canadian dollars, except per share amounts)
Liquids Pipelines	1,627	1,325
Gas Transmission and Midstream	1,046	472
Gas Distribution	646	381
Green Power and Transmission	139	101
Energy Services	22	(4)
Eliminations and Other	(74)	(88)
Adjusted EBITDA	3,406	2,187
Depreciation and amortization expense	(824)	(672)
Interest expense	(622)	(465)
Income taxes	(256)	(144)
Noncontrolling interests and redeemable noncontrolling interests	(240)	(148)
Preference share dividends	(89)	(83)
Adjusted earnings	1,375	675
Adjusted earnings per common share	0.82	0.57

EBITDA TO ADJUSTED EARNINGS

	Three months ended March 31,
	2018	2017
(millions of Canadian dollars, except per share amounts)
Earnings before interest, income taxes, depreciation and amortization	1,917	2,301
Adjusting items:
Change in unrealized derivative fair value (gains)/loss	277	(416)
Asset write-down loss	1,057	—
Employee severance, transition and transformation costs	97	129
Equity investment asset impairment	33	—
Transaction costs	—	152
Other	25	21
Total adjusting items	1,489	(114)
Adjusted earnings before interest, income taxes, depreciation and amortization	3,406	2,187
Depreciation and amortization	(824)	(672)
Interest expense	(656)	(486)
Income taxes	73	(198)
Earnings attributable to noncontrolling interests and redeemable noncontrolling interests	24	(224)
Preference share dividends	(89)	(83)
Adjusting items in respect of:
Interest expense	34	21
Income taxes	(329)	54
Noncontrolling interests and redeemable noncontrolling interests	(264)	76
Adjusted earnings	1,375	675
Adjusted earnings per common share	0.82	0.57

APPENDIX B NON-GAAP RECONCILIATION – SEGMENTED EBITDA TO ADJUSTED EBITDA

LIQUIDS PIPELINES

	Three months ended March 31,
	2018	2017
(millions of Canadian dollars)
Adjusted earnings before interest, income taxes, depreciation and amortization	1,627	1,325
Change in unrealized derivative fair value gain/(loss)	(298)	164
Asset write-down loss	(144)	—
Project wind down costs	—	(5)
Leak remediation costs, net of leak insurance recoveries	—	(3)
Project development costs	(3)	(1)
Employee severance, transition and transformation costs	(26)	—
Total adjustments	(471)	155
Earnings before interest, income taxes, depreciation and amortization	1,156	1,480

GAS TRANSMISSION AND MIDSTREAM

	Three months ended March 31,
	2018	2017
(millions of Canadian dollars)
Adjusted earnings before interest, income taxes, depreciation and amortization	1,046	472
Asset write-down loss	(913)	—
Pipeline inspection and other	(2)	(2)
Change in unrealized derivative fair value gain	6	10
DCP Midstream equity earnings adjustment	(4)	(2)
Transaction costs	—	(3)
Employee severance, transition and transformation costs	(7)	—
Total adjustments	(920)	3
Earnings before interest, income taxes, depreciation and amortization	126	475

GAS DISTRIBUTION

	Three months ended March 31,
	2018	2017
(millions of Canadian dollars)
Adjusted earnings before interest, income taxes, depreciation and amortization	646	381
Change in unrealized derivative fair value gain	1	10
Noverco Inc. equity earnings adjustment	(9)	—
Employee severance, transition and transformation costs	(2)	(4)
Total adjustments	(10)	6
Earnings before interest, income taxes, depreciation and amortization	636	387

EXHIBIT 99.1

GREEN POWER AND TRANSMISSION

	Three months ended March 31,
	2018	2017
(millions of Canadian dollars)
Adjusted earnings before interest, income taxes, depreciation and amortization	139	101
Change in unrealized derivative fair value gain	3	—
Equity investment asset impairment	(33)	—
Total adjustments	(30)	—
Earnings before interest, income taxes, depreciation and amortization	109	101

ENERGY SERVICES

	Three months ended March 31,
	2018	2017
(millions of Canadian dollars)
Adjusted earnings/(loss) before interest, income taxes, depreciation and amortization	22	(4)
Change in unrealized derivative fair value gain	147	160
Total adjustments	147	160
Earnings before interest, income taxes, depreciation and amortization	169	156

ELIMINATIONS AND OTHER

	Three months ended March 31,
	2018	2017
(millions of Canadian dollars)
Adjusted loss before interest, income taxes, depreciation and amortization	(74)	(88)
Change in unrealized derivative fair value gain/(loss)	(136)	72
Unrealized intercompany foreign exchange loss	(1)	(8)
Asset impairment	(6)	—
Transaction costs	—	(149)
Employee severance, transition and transformation costs	(62)	(125)
Total adjustments	(205)	(210)
Loss before interest, income taxes, depreciation and amortization	(279)	(298)

APPENDIX C NON-GAAP RECONCILIATION – CASH PROVIDED BY OPERATNG ACTIVITIES TO DCF

	Three months ended March 31,
	2018	2017
(millions of Canadian dollars)
Cash provided by operating activities	3,194	1,776
Adjusted for changes in operating assets and liabilities	(622)	(340)
	2,572	1,436
Distributions to noncontrolling interests and redeemable noncontrolling interests	(293)	(245)
Preference share dividends	(87)	(83)
Maintenance capital expenditures[1]	(165)	(182)
Significant adjusting items:
Other receipts of cash not recognized in revenue[2]	76	47
Transaction costs	—	152
Employee severance, transition and transformation costs	132	127
Other items	77	(37)
Distributable cash flow	2,312	1,215

1
Maintenance capital expenditures are expenditures that are required for the ongoing support and maintenance of the existing pipeline system or that are necessary to maintain the service capability of the existing assets (including the replacement of components that are worn, obsolete or completing their useful lives). For the purpose of DCF, maintenance capital excludes expenditures that extend asset useful lives, increase capacities from existing levels or reduce costs to enhance revenues or provide enhancements to the service capability of the existing assets.

2 Consists of cash received net of revenue recognized for contracts under make-up rights, contribution in aid of construction and similar deferred revenue arrangements.